UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AMERINST INSURANCE GROUP, LTD.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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AmerInst Insurance Group, Ltd.

c/o Citadel Management Bermuda Limited

25 Church Street, Continental Building

P.O. Box HM 1601

Hamilton, HM GX, Bermuda

NOTICE OF ANNUAL GENERAL MEETING

June 1, 2017

Notice is hereby given that the Annual General Meeting of AmerInst Insurance Group, Ltd. will be held at The Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands, on Thursday, June 1, 2017, at 10:00 a.m., local time (the “Annual General Meeting”), for the following purposes:

1.	To consider and act upon the nomination of each of Irvin F. Diamond, Jeffry I. Gillman and David R. Klunk for election as a director with a three-year term;

2.	To ratify the appointment of Deloitte Ltd. as our independent auditor for fiscal year 2017; and

3.	To transact such other business as may properly come before the Annual General Meeting or any adjournment thereof.

You can vote at the Annual General Meeting in person or by proxy if you were a shareholder of record on April 12, 2017. Copies of our proxy statement, a proxy card, and our annual report accompany this notice. It is important that your shares are represented at the Annual General Meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you complete, sign, date and return the enclosed proxy card as soon as possible. We request all shareholders, whether or not they expect to attend the Annual General Meeting in person, to vote their shares. The proxy is revocable at any time prior to its use.

We appreciate your cooperation.

By order of the Board of Directors

Irvin F. Diamond
Chairman of the Board
April 26, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING

TO BE HELD ON JUNE 1, 2017.

The Proxy Statement and the Company’s 2016 Annual Report on Form 10-K are

available at http://www.amerinst.bm/investorinfo.html

AMERINST INSURANCE GROUP, LTD.

PROXY STATEMENT

ANNUAL GENERAL MEETING

JUNE 1, 2017

GENERAL INFORMATION

We have sent you this proxy statement because our Board of Directors (the “Board”) is soliciting your proxy to vote your shares of AmerInst Insurance Group, Ltd. at our upcoming Annual General Meeting for 2017, and at any postponement or adjournment thereof. The Annual General Meeting is to be held at 10:00 a.m., local time, on June 1, 2017, at The Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands.

If your proxy card is properly executed and returned in a timely manner, it will be voted at the Annual General Meeting according to the directions you provide. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations. Your shares will also be voted on any other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. You can revoke your proxy at any time before your shares are voted by delivering a written revocation notice or duly executed form of proxy bearing a later date, prior to the Annual General Meeting, to AmerInst Insurance Group, Ltd., c/o Citadel Management Bermuda Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda, attention: Corporate Secretary, or by voting in person at the Annual General Meeting.

Our principal executive offices are located at 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda (telephone (441) 295-6015). This Proxy Statement is dated April 26, 2017, and we expect to mail proxy materials to you beginning on or about that date. In this Proxy Statement, the words “Company,” “we,” “our,” “ours,” and “us” refer to AmerInst Insurance Group, Ltd. and its subsidiaries. References to “AMIG” refer to our predecessor entity, AmerInst Insurance Group, Inc., a Delaware corporation.

SHARES OUTSTANDING AND VOTING RIGHTS

Only shareholders of record at the close of business on April 12, 2017, are entitled to vote at the Annual General Meeting. The only issued and outstanding voting stock of the Company is our common stock, $1.00 par value per share (“Common Stock”), of which 995,253 shares were outstanding on the record date. Each share of Common Stock is entitled to one vote. To hold the Annual General Meeting, we need at least two persons present in person at the Annual General Meeting and representing in person or by proxy at least one-third of the total issued and outstanding voting common shares.

In order to assure the presence of a quorum, we urge you to promptly complete, sign, date and return the enclosed proxy card, whether or not you plan to attend the Annual General Meeting in person.

Each of the matters intended to be presented at the Annual General Meeting and described in this proxy statement requires the affirmative vote of the majority of votes cast thereon. If you are otherwise entitled to vote, your vote may be cast in person or by proxy. On the proposal to ratify the appointment of Deloitte Ltd., you can vote to “abstain.” If you vote to “abstain,” your shares will not be counted in the determination of the common shares voting on such matter, but are counted for quorum purposes. Broker non-votes are also not counted in the vote but are counted for quorum purposes. If you own shares held of record by another person and want to vote in person, you must obtain a legal proxy from the record holder and bring it to the Annual General Meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of April 1, 2017, with respect to beneficial ownership of our common shares by each person who, to our knowledge, is a holder of more than 5% of our common shares and each of our directors, director nominees and officers and all directors and officers as a group.

Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise noted, all information in the table and the accompanying footnotes is given as of April 1, 2017, and has been supplied by each of the persons included in the table.

Name of Beneficial Owner(1)	Number of Common Shares Beneficially Owned	Percent of Common Shares Beneficially Owned
5% or Greater Shareholders
AmerInst Investment Company, Ltd.(2)	348,605	35.0%
Named Executive Officers and Directors
Jerome A. Harris, CPA(3)	8,126	*
Irvin F. Diamond, CPA(3)	14,626	1.5%
David R. Klunk, CPA(3)	6,626	*
David N. Thompson(3)	6,426	*
Jeffry I. Gillman, CPA(3)	7,626	*
Stuart H. Grayston(4)	2,678	*
Thomas B. Lillie, CPA(3)(5)	8,324	*
F. Kyle Nieman III(6)	—	—

All Directors and Officers as a Group (9 Persons)	54,432	5.4%

*	Represents less than 1% of our outstanding Common Stock.
(1)	The address of each such person is c/o Citadel Management Bermuda Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda.
(2)	AmerInst Investment Company, Ltd. is a wholly owned indirect subsidiary of the Company. Under Bermuda law, AmerInst Investment Company, Ltd. is entitled to vote the common shares held by it at the Annual General Meeting. AmerInst Investment Company, Ltd. has indicated that it intends to vote the Company common shares it holds in accordance with the Board’s recommendations for each of the proposals.
(3)	A director.
(4)	A named executive officer and a director.
(5)	Lewis & Knopf, P.C., of which Mr. Lillie is a director, is the record and beneficial owner of 1,899 of the common shares reported and Mr. Lillie has sole voting and investment power with respect to those common shares. The remaining shares are held by the Thomas B. Lillie Trust U/A/D 6/7/90, of which Mr. Lillie is the sole trustee, and has sole voting and investment power with respect to those common shares.
(6)	A named executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common shares, to file reports of ownership with the SEC. These persons are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of these reports received by us during 2016 and any written representations from reporting persons, we believe that during 2016 each required Section 16(a) report was filed on time.

Certain Relationships and Related Persons Transactions

We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our and our shareholders’ best interests. Therefore, as a general matter, it is our preference to avoid these types of transactions. Nevertheless, we recognize that there are situations where these types of transactions may be in, or may not be inconsistent with, our best interests. Therefore, our ethics policy prohibits us from entering into these types of transactions, except those approved or ratified by the Board of Directors. The Board of Directors has adopted a Code of Ethics applicable to our President and our financial and accounting officers, which may be viewed at our website, http://www.amerinst.bm/investor-information/. Our Code of Ethics is designed to comply with Securities and Exchange Commission requirements. We will disclose any amendments to, or waivers from, the Code of Ethics on our website within four business days of such determination. The Company does not have any formal written policy separately addressing transactions reported under Item 404(a) of the SEC’s Regulation S-K. The only transaction during 2016 reportable under Item 404(a) was the payment for management services to Citadel Management Bermuda Limited (“Citadel Management”). This payment was made pursuant to the Company’s management agreement with Citadel Management, which was approved at the time it was originally entered into and at the time of each subsequent amendment by all of the Company’s directors not affiliated with Citadel Management. Any amendments, new management agreements or other payments to Citadel Management will be subject to the same approval process.

Citadel Management provides management services to us pursuant to a management agreement. We paid Citadel Management $327,500 pursuant to this agreement during 2016. Mr. McMahon, Treasurer and Chief Financial Officer of the Company, is the President and a shareholder of Citadel Management. The approximate dollar value of Mr. McMahon’s interest in the foregoing transaction, without regard to profits or losses, was $53,492.

ITEM 1—ELECTION OF DIRECTORS

Our Board currently has seven members. Our bye-laws provide that the Board shall have no less than five and no more than nine members. Our bye-laws divide the directors into three classes. The directors in a given class are elected for a term of three years, and the term of each class expires in successive years. Our Board, upon the recommendation of our Governance and Nominating Committee, has nominated Irvin F. Diamond, Jeffry I. Gillman and David R. Klunk, whose terms expires this year, to stand again for election to the Board. If elected, Messrs. Diamond, Gillman and Klunk would each serve a three-year term expiring at the 2020 Annual General Meeting, or until their successors shall have been duly elected and qualified. Unless you otherwise instruct us, your properly executed proxy will be voted for the election of Messrs. Diamond, Gillman and Klunk. If any nominee would be unable to serve, the enclosed proxy confers authority to vote in favor of such other person to serve in place of such nominee as the Board at the time recommends.

Qualifications of Directors

The following paragraphs provide information (i.e., age, all positions held, principal occupation and business experience for the past five years, and names of other publicly held companies for which he serves as a director or has served as a director during the past five years) as of the date of this Proxy Statement about each nominee and incumbent director. While the following paragraphs note certain individual qualifications and skills of our nominees and incumbent directors that contribute to the Board’s effectiveness as a whole, we also believe that each nominee and incumbent director has a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated strong leadership skills, business acumen and an ability to exercise sound judgment, as well as a commitment of service to our shareholders. Additionally, there are no family relationships between any of our directors, executive officers, or any person nominated or chosen to become a director or executive officer.

Nominees for Election as Director for three-year terms expiring in 2020

Irvin F. Diamond, CPA, age 75, has been a director of the Company since 1999 and its Chairman since 2007 and was a director of AMIG in 1999. He has been a principal in REDW Business & Financial Resources, LLC, a public accounting firm, since 1974. He is a former member and Vice President of the AICPA Board of Directors and a former President of the New Mexico Society of Certified Public Accountants. Mr. Diamond is a Certified Financial Planner™, an AICPA Personal Financial Specialist and a Registered Investment Advisor. We believe Mr. Diamond’s qualifications to sit on our Board include his over 50 years of public accounting experience as well as his other board experiences and his long history with the Company.

Jeffry I. Gillman, CPA, age 75, has been a director of the Company since 1999. Mr. Gillman has been actively engaged in public accounting since 1964 and the President of Gillman, Shapiro & Dillemuth, P.A., his CPA practice in Stuart, Florida since 1977. He was a former member of the AICPA Professional Liability Insurance Plan Committee, a founding Trustee of the Florida Institute of CPAs Health Benefit Trust and Vice President of the Florida Institute of CPAs. We believe Mr. Gillman’s qualifications to sit on our Board include his 50 years of public accounting experience as well as his 19 years of professional liability insurance experience.

David R. Klunk, CPA, age 65, has been a director of the Company since 2008. Mr. Klunk was employed with Philip R. Friedman and Associates LLP, a CPA in York, Pennsylvania from 1974 until August 2010, at which time he served as managing partner. In 2010, the firm merged with Reinsel Kuntz Lesher LLP, a regional CPA firm in Pennsylvania. Mr. Klunk continued as a partner with that firm until December 31, 2014. Mr. Klunk continues to serve as a consultant and director for the firm. He is also a member of the AICPA as well as the Pennsylvania Institute of CPAs. Mr. Klunk is a director and board consultant of several non-public companies, in addition to holding offices and chairing committees of local civic, charitable and religious organizations. We believe Mr. Klunk’s qualifications to sit on our Board include his over 40 years of public accounting experience as well as his other board experiences.

The board recommends that you vote “FOR” the election of each director nominee above.

Director Continuing in Office—terms expiring in 2018

Thomas B. Lillie, CPA, CFP™, PFS, age 64, has been a director of the Company since 2007. He is a former Principal and current employee of Lewis & Knopf, P.C., a CPA firm in Flint, Michigan where he has been employed since 1974. His experience includes: audits of non-public companies including a dental insurance company, preparation of audit, reviewed and compiled financial statements, preparation of corporate, partnership, estate, trust and personal income tax returns, accounting for small- to medium-sized businesses, assisting business startups, and consulting with businesses to help them increase their net income, future value and develop business succession plans. He is a member of the firm’s estate, trust, and personal financial planning practice. He is a member of the American Association of CPAs and the Michigan Association of CPAs. In addition to being a CPA, he is a Certified Financial Planner™ and an AICPA Personal Financial Specialist. He presents on various business and tax topics to local business organizations. We believe Mr. Lillie’s qualifications to sit on our Board include his over 42 years of public accounting experience as well as his previous experience managing a seven-partner accounting firm.

Directors Continuing in Office—term expiring in 2019

Stuart H. Grayston, age 76, has been a director and President of the Company since 2002. He was President, Offshore Operations of USA Risk Group from November 2001 until September 2010, and Vice-President and Director of Cedar Management Limited (f/k/a CNA Risk Services Ltd. and successor to USA Risk Group (Bermuda) Ltd.) from October 2008 until September 2010. He was the founder of Grayston Consulting Services and has been its President since 1993. Mr. Grayston was with Frank B. Hall from 1988 to 1992 as President and CEO of their worldwide Alternative Market Division, which included captive management operations in Bermuda, Vermont, and Colorado. Prior to 1988, Mr. Grayston was President of Skandia Insurance Management and Hanna Insurance Management in Bermuda, which merged with a captive insurance management firm in Bermuda that Mr. Grayston established in 1977. We believe Mr. Grayston’s qualifications to sit on our Board include his over 49 years of insurance, reinsurance, and captive management experience as well as his experience on numerous boards and chairing industry associations.

Jerome A. Harris, CPA, age 74, has been a director of the Company since 1998 and its Vice Chairman since 2003. He was a director of AMIG from 1995 to 1999, its Secretary and Assistant Treasurer from 1998 to 1999 and its Assistant Secretary and Assistant Treasurer from 1995 through 1998. Mr. Harris also serves as a director of Sun Holdings LLC, which is a holding company for a proprietary trading company and its subsidiaries and affiliates. He has been the Managing Partner of the Harris Consulting Group, LLC, and a Partner in the consulting firm, The Pivotal Factor, LLC, since 2003. He was the Managing partner of Checkers, Simon & Rosner, LLP, a certified public accounting firm in Chicago, Illinois, from 1978 to 2003. He was Senior Managing Director of American Express Tax and Business Services from 1997 to 2003 and a Partner of Altschuler, Melvoin and Glasser, LLP, a certified public accounting firm, from 1999 to 2003. Mr. Harris was a founding and past board member and past member of the Executive Committee of the Accountants Liability Assurance Company, Ltd., former Chairman of the Illinois CPA Society Insurance Liability Task Force, a former member of the governing council of the AICPA and former Vice Chairman, Secretary and Director of the Illinois CPA Society. We believe Mr. Harris’s qualifications to sit on our Board include his over 45 years of public accounting experience as well as his service on numerous advisory boards and his experience as a business owner.

David N. Thompson, age 66, has been a director of the Company since 1998 and its Assistant Secretary since 1999. From 1998 to 1999, he was a director of AMIG. He is an internet entrepreneur, in addition, he has been Chairman and Chief Executive Officer of E-Insure Services, Inc., an Internet insurance marketplace, which operates EINSURANCE.com, since 1996, and President of Insure Specialists Services, Inc., an insurance consulting firm, since 2004. He also held positions as President and CEO of Millers American Group in 1998 and

1999 and as Senior Vice President—Mergers and Acquisitions at Meadowbrook Insurance Group, Inc., in 1998. Prior to 1998, Mr. Thompson was the Practice Leader of the Alexander and Alexander Affinity Group, and Chairman, President and Chief Executive Officer of Crum & Forster Managers Group, an underwriter of property and casualty insurance and the predecessor to Coregis Insurance Company. He is also an inactive CPA. We believe Mr. Thompson’s qualifications to sit on our Board include his significant insurance experience as well as his experience as a business owner.

Non-Director Executive Officers

Thomas R. McMahon, FCA, age 54, has been the Treasurer and Chief Financial Officer of the Company since 2008. Mr. McMahon has been the President, a director, and a shareholder of Citadel Management Bermuda Limited (formerly Cedar Management Limited), the Company’s management company, since 2005, and was the Chief Operating Officer of each of CNA Risk Services Ltd. from 1994 through 2005. Citadel Management Bermuda Limited offers management services for agencies, associations, and insureds wishing to form and operate a captive insurance company. Since his arrival in Bermuda in 1988, Mr. McMahon has been engaged in various aspects of the captive insurance industry from public auditing with PricewaterhouseCoopers to the establishment and management of captive insurance companies. Mr. McMahon graduated with honors with a Bachelors of Commerce degree from the University College Galway, Ireland and is a Fellow of the Institute of Chartered Accountants in Ireland.

F. Kyle Nieman III, age 57, has been the President and Chief Executive Officer since 2009 of AmerInst Professional Services, Limited (“APSL”), a Delaware corporation and wholly owned subsidiary of AmerInst Mezco, Ltd., which is a wholly owned subsidiary of the Company. Mr. Nieman was Vice-President of Underwriting for CNA Financial Corporation from 1994 through 2006, Senior Vice-President of CNA Financial Corporation from 2006 through 2008 and an independent contractor for APSL during 2009. Mr. Nieman holds a Bachelors of Science degree from Indiana University and a Masters of Business Administration from the Illinois Institute of Technology.

Directors

The following is a list of our directors:

Name	Age	Position(s)
Irvin F. Diamond	75	Chairman of the Board
Jeffry I. Gillman	75	Director
Stuart H. Grayston	76	Director and President
Jerome A. Harris	74	Vice-Chairman of the Board
David R. Klunk	65	Director
Thomas B. Lillie	64	Director
David N. Thompson	66	Director and Assistant Secretary

Board Leadership Structure

Our Board is led by a Chairman. At present, the positions of President (our principal executive officer) and Chairman are held by different persons. The Board does not have a formal policy as to whether the roles of Chairman and President should be separate. At this time, the Board has determined that separating these roles and having an independent director serve as Chairman of the Board is in the best interests of the Company and its shareholders. The President supervises and administers all of the general business and affairs of the Company and the Chairman sets the agenda for and presides over meetings of the Board. The Board believes that this structure helps to separate the role of the Chairman in managing the Board, which serves in an oversight capacity, from the oversight responsibilities of the President with regard to managing the day-to-day operations of the Company by the Company’s third-party management company, Citadel Management Bermuda Limited.

Risk Management

The Board believes that risk management is an important component of our corporate strategy. Although the full Board has responsibility for the general oversight of risks, it primarily conducts its risk oversight function through committees, including the Audit Committee and the Governance and Nominating Committee, as well as other committees. The Board is regularly informed through committee reports about our risks and discusses and reviews with management major policies with respect to risk assessment and risk management. Finally, the Board believes the separate roles of Chairman and President (our principal executive officer) assists us in our ability to implement major policies addressing our risks.

Independent Directors

Our Board has determined that Messrs. Diamond, Gillman, Harris, Klunk, Lillie, and Thompson are independent members of our Board under the Nasdaq Marketplace Rules, which we have selected for purposes of determining independence. There were no transactions, relationships or arrangements considered by the Board of Directors in determining the independence of the foregoing directors which were not disclosed pursuant to Item 404(a) of Regulation S-K.

Meetings and Committees of the Board

There were seven standing committees of the Board during 2016, constituted as follows:

Committee	Members
Audit Committee	Messrs. Gillman (chair), Lillie and Klunk
Compensation Committee	Messrs. Diamond (chair), Harris, Thompson and Klunk
Finance Committee	Messrs. Klunk (chair), Grayston and Gillman
Investment Committee	Messrs. Lillie (chair), Thompson and Grayston
Governance and Nominating Committee	Messrs. Harris (chair), Thompson and Lillie
Strategic Planning Committee	Messrs. Grayston (chair), Diamond, Harris and Thompson
Underwriting, Actuarial and Reinsurance Committee	Messrs. Thompson (chair), Harris and Lillie

The seven standing committees, have and may exercise the full power of the Board on matters within the scope of the respective committee’s functions, including the annual audit of our financial statements; review and approval of our fiscal year budget; our investment activity and consideration of various opportunities and options available to us; consideration of nominees to the Board; coordination of press releases and other communications with the public; ownership, transfer or redemption of our common shares; and the review and negotiation of reinsurance contracts.

Because none of our executive officers, other than Mr. Nieman in his capacity as an executive officer of APSL, now receive, nor have historically received, compensation from us for their position as an officer of the Company, we have not historically had a standing compensation committee. However, our Board of Directors formed a Compensation Committee in June 2016 and Messrs. Diamond, Harris, Klunk and Thompson currently serve as members of our Compensation Committee. Our Compensation Committee determines the compensation paid to Mr. Nieman and to our directors, including compensation for service as a member or chair of a Board committee, which is set by the Compensation Committee based on factors it deems relevant in making such determinations. The Compensation Committee does not have a written charter. Our President, Mr. Grayston, is not compensated for his service as President but does receive compensation for his service as a director of the Company. No executive officer is involved in the determination of executive compensation nor do we engage compensation consultants. Our Board has determined that Messrs. Diamond, Harris, Klunk, and Thompson satisfy the Nasdaq independence standards for directors serving on the compensation committees.

The Board held a total of three meetings during 2016. All of our directors attended at least 75% of all Board meetings and committee meetings on which each director serves. During 2016, the Audit Committee met seven times; the Compensation Committee two times; the Finance Committee met four times; the Investment Committee met seven times; the Governance and Nominating Committee met four times; the Strategic Planning Committee met three times; the Underwriting, Actuarial, and Reinsurance Committee met seven times.

The Board has adopted a written charter for the Audit Committee, which is available at http://www.amerinst.bm/investor-information/. The Audit Committee has the authority to consider the qualifications of our independent auditors and make recommendations to the Board as to their suitability for recommendation to the shareholders for appointment; approve any material, non-audit services to be rendered by such independent auditors; and review and resolve any differences of opinion between such independent auditors and management concerning our financial statements. The Audit Committee’s functions include selecting our independent auditors; reviewing the arrangements for, and scope of, the independent auditors’ examination; meeting with the independent auditors and certain of our officers to review the adequacy and appropriateness of our system of internal controls and reporting, our critical accounting policies, and our public financial disclosures; ensuring compliance with our code of ethics; and performing any other duties or functions deemed appropriate by the Board. Messrs. Gillman, Lillie, and Klunk are currently the members of the Audit Committee. Our Board has determined that all of the members of the Audit Committee satisfy the independence requirements for Audit Committee members under the Nasdaq Marketplace Rules and that each member of the Audit Committee qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

We do not have a formal policy regarding attendance by members of our Board at our annual general meetings, although we strongly encourage our directors to attend such meetings. All of our directors attended the 2016 Annual General Meeting.

Board Member Nominations

The Governance and Nominating Committee operates under a written charter, which is available at http://www.amerinst.bm/investor-information/.

The Governance and Nominating Committee reviews and makes recommendations to the full Board regarding the composition and size of the Board so that the Board consists of members with the proper expertise, skills, attributes, and personal and professional backgrounds needed by the Board, consistent with the Nasdaq Marketplace Rules. The Governance and Nominating Committee believes that all directors, including nominees, should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our shareholders. The Governance and Nominating Committee endeavors to have a Board of which all the members have experience in the accounting profession and a background in the business of professional liability insurance or similar areas. The Governance and Nominating committee will consider, when appropriate, other criteria useful to the Company’s current and prospective businesses in the nomination process. The Governance and Nominating Committee does not have a formal policy on diversity.

If you are a shareholder entitled to vote at our Annual General Meetings, you may nominate one or more persons for election as a director at the Annual General Meeting. The Governance and Nominating Committee will consider recommendations for nominees for directorships submitted by shareholders and will apply the same evaluation to such recommendations submitted by a shareholder as recommendations submitted by any other person or entity. Shareholders who wish the Governance and Nominating Committee to consider their recommendations for nominees for director should submit their recommendations in writing to the Governance and Nominating Committee in care of the Corporate Secretary of the Company at the Company’s principal executive offices, in the manner described in the section below entitled “Director Nominations.” Our Board has determined that all of the members of the Governance and Nominating committee are independent as determined under the Nasdaq Marketplace Rules.

Shareholder Communications with the Board of Directors

Any shareholder or other interested party who has a concern or inquiry regarding the conduct of the Company may communicate directly with either the Company’s independent directors or the full Board. Shareholder Relations will receive all such communications on behalf of the non-employee directors and the full Board. Communications may be confidential or anonymous, and may be submitted in writing to Shareholder Relations, AmerInst Insurance Group, Ltd., c/o Citadel Management Bermuda Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda. All written communications will be received and processed by the Secretary of the Company and all substantive communications will be referred to Shareholder Relations. All such communications will be reviewed and, if necessary, investigated and/or addressed by Shareholder Relations and the status of such communications will be reported to the full Board on a quarterly basis.

Report of the Audit Committee

The report of the Audit Committee is as follows:

TO OUR FELLOW SHAREHOLDERS:

Management has primary responsibility for the integrity of our financial information. Deloitte Ltd. has audited our financial statements in accordance with generally accepted auditing standards and expressed an opinion on our financial statements based on those audits. Your Audit Committee is responsible for overseeing the conduct of these activities by management and Deloitte Ltd.

The Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2016, with the Company’s management. In addition, the Committee has discussed with Deloitte Ltd., the Company’s independent registered public accounting firm, the matters required to be discussed by the Public Company Accounting Oversight Board.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the U.S. Securities and Exchange Commission.

By the Audit Committee:

Dated March 17, 2017

Jeffry I. Gillman, Chairman

Thomas B. Lillie

David R. Klunk

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (collectively, the “Acts”), and shall not otherwise be deemed filed under the Acts.

Director Compensation

Our full Board sets the compensation for the directors of the Company. The Board generally considers whether any change from the prior year’s compensation is appropriate to account for inflation or other factors the Board may deem appropriate. Currently, the directors are paid an annual retainer of $25,000. Of this amount, $10,000 is paid in the common shares of the Company.

In addition to the annual retainer, the directors are also paid $800 per half-day for each Board meeting and $200 per hour for each committee meeting attended during the calendar year. Directors are entitled to receive compensation and reimbursement for expenses incurred in attending board or committee meetings or when otherwise acting on our behalf. The Chairman of the Board, as well as the chairman of the Audit Committee and the chairman of the Governance and Nominating Committee, each receives an additional annual retainer of $10,000. The chairman of each other committee receives an additional annual retainer of $5,000.

The following table discloses the compensation received by each of our non-executive directors in 2016:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)		Total ($)
Jerome A. Harris	$89,179	$10,000	$9,970	(2)	$109,149
Irvin F. Diamond	61,238	10,000	12,744	(3)	83,982
David R. Klunk	50,575	10,000	3,220	(4)	63,795
David N. Thompson	70,875	10,000	14,920	(5)	95,795
Jeffry I. Gillman	49,400	10,000	3,720	(4)	63,120
Thomas B. Lillie	58,025	10,000	4,069	(6)	72,094

(1)	As part of their retainer fee for service on the Board from June 2016 until the 2017 Annual General Meeting, the directors were awarded grants of stock with a grant date fair value of $10,000 computed in accordance with FASB ASC Topic 718.
(2)	This amount includes dividends in the amount of $3,970 and $6,000 for work performed for APSL.
(3)	This amount includes dividends in the amount of $7,219 and $5,525 for work performed for APSL.
(4)	This amount includes dividends.
(5)	This amount includes dividends in the amount of $3,120 and $11,800 for work performed for APSL.
(6)	This amount includes dividends in the amount of $950 paid on shares owned of record by Lewis & Knopf, P.C., of which Mr. Lillie is an employee, and dividends in the amount of $3,119 paid on shares of which the Thomas B. Lillie Trust is the record owner. Mr. Lillie is the sole trustee of the Thomas B. Lillie Trust.

Executive Officers

All of our executive officer positions, except for the (i) President and Chief Executive Officer of APSL and (ii) the Treasurer and Chief Financial Officer of the Company, are filled by directors of the Company or its affiliates without any salary or other compensation for service. We have a management agreement with Citadel Management Bermuda Limited, pursuant to which Citadel Management Bermuda Limited has agreed to provide management services to us. This agreement is described under “Other Matters-Certain Relationships and Related Transactions.” Stuart Grayston, our President, was formerly a director and officer of Cedar Management (n/k/a Citadel Management Bermuda Limited) until 2010, and Thomas R. McMahon, our Treasurer and Chief Financial Officer, is currently an officer, director, and employee of Citadel Management Bermuda Limited. Both Mr. Grayston and Mr. McMahon are residents of Bermuda. Mr. Grayston is not compensated by us for serving as our President and Mr. McMahon is not separately compensated by us for serving as our Treasurer and Chief Financial Officer.

The following is a list of our executive officers:

Name	Age	Position(s)
Stuart H. Grayston	76	Director and President
Thomas R. McMahon	54	Treasurer and Chief Financial Officer
F. Kyle Nieman III	57	President and Chief Executive Officer of APSL

The following summary compensation table shows the compensation paid to or received or deferred by Messrs. Nieman III and Grayston for services in all capacities during 2015 and 2016. Mr. Nieman is the sole executive officer compensated by the Company in his capacity as an executive officer of APSL. Mr. Grayston is also included in the summary compensation table because of his role as our President (Principal Executive Officer). As explained above under the section captioned “Item 1—Election of Directors—Director Compensation,” Mr. Grayston is not compensated as our President, but he does receive compensation from the Company for service on the Board as one of our directors. Other than Messrs. Grayston and Nieman, the Company does not have any named executive officers.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)		(f)			(i)		(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)			All Other Compensation ($)		Total ($)
Stuart H. Grayston President and Director	2016 2015	$ — —	$ — —	$10,000 10,000	(1)(5) (3)(5)	$	— —		$54,146 49,334	(2)(5) (4)(5)	$64,146 59,334

F. Kyle Nieman III President and CEO of APSL	2016 2015	$262,500 262,500	$64,691 12,417	$ — —		$	— —	(6) (6)	$ — —		$327,191 274,917

(1)	As part of Mr. Grayston’s retainer fee for service on the Board from June 2016 until the 2017 Annual General Meeting, he was awarded grants of stock with a grant date fair value of $10,000 computed in accordance with FASB ASC Topic 718.
(2)	This amount includes Director Fees earned or paid in cash in the amount of $52,900 and dividends in the amount of $1,246.
(3)	As part of Mr. Grayston’s retainer fee for service on the Board from June 2015 until the 2016 Annual General Meeting, he was awarded grants of stock with a grant date fair value of $10,000 computed in accordance with FASB ASC Topic 718
(4)	This amount includes Director Fees earned or paid in cash in the amount of $48,263 and dividends in the amount of $1,071.
(5)	The Director Fees earned or paid in cash to Mr. Grayston during 2016 and 2015 represent remuneration for his service as a director of the Company and his service on certain committees of the Board of Directors of the Company. Mr. Grayson does not receive compensation as the President of the Company.
(6)	Represents the fair market value of phantom shares issued pursuant to Mr. Nieman’s Employment Agreement which is described in further detail in the section captioned “Executive Employment Agreements” below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(a)	(b)	(d)
Name	Number of Phantom Shares That Have Vested (#)	Fair Market Value of Phantom Shares That Have Vested ($)
F. Kyle Nieman III
2016 Phantom Share Award	792	—
2015 Phantom Share Award	692	—
2014 Phantom Share Award	630	—
2013 Phantom Share Award	617	—
2012 Phantom Share Award 2011 Phantom Share Award 2010 Phantom Share Award	601 993 38,443	— — —

Total	42,768	$0	(1)

(1)	Determined by subtracting $1,500,000 from the product of (i) the number of phantom shares and (ii) the current fair market value of the Company’s Common Stock. Mr. Nieman’s phantom share account currently has no value based on the fair market value of the Company’s Common Stock.

Executive Employment Agreements

The following is a summary of the terms of the employment agreements or arrangements between the Company and our named executive officers.

Stuart H. Grayston

Mr. Grayston serves as our President but is not compensated for his services in such capacity. Mr. Grayston does receive compensation from the Company for service on the Board as one of our directors in the manner described above under the section captioned “Item 1 – Election of Directors – Director Compensation”.

F. Kyle Nieman III

On November 24, 2009, APSL entered into an employment agreement (the “Employment Agreement”) with F. Kyle Nieman III with an initial term ending December 31, 2012 (with automatic one-year renewals thereafter) pursuant to which Mr. Nieman serves as President and Chief Executive Officer of APSL. Mr. Nieman and ASL agreed to amend the Employment Agreement on March 1, 2013 and December 31, 2014. We do not believe that either amendment to the Employment Agreement was material. The material terms of the Employment Agreement, as amended, include the following:

•

The Board will determine, on an annual basis prior to October 15th of each year, Mr. Nieman’s annual salary for the following year. For the 2017 fiscal year, Mr. Nieman will be entitled to a base salary of $287,500. He will be eligible to receive annual bonuses based on meeting or exceeding certain revenue and operating income targets for APSL;

•	Mr. Nieman will be entitled to full participation in all benefits plans and programs for which APSL’s senior officers are or shall become eligible;

•

Contingent upon Mr. Nieman qualifying for a bonus, Mr. Nieman will be eligible to receive options to purchase shares of Common Stock over a five-year period at a price equal to the fair market value of the Common Stock as of the date each option is granted;

•

On January 1, 2010, APSL created an account on behalf of Mr. Nieman comprised of approximately 37,509 phantom shares of Common Stock (calculated as $1,500,000 divided by $39.99, the then-current value of a share of Common Stock at December 31, 2009). The phantom shares are eligible for phantom dividends at the same rate paid on regular shares of Common Stock. The phantom dividends may be used only to purchase additional phantom shares. The purchase price of the phantom shares will be the then-current value of the Common Stock. As of December 31, 2016, Mr. Nieman’s account consisted of 42,768 phantom shares. Mr. Nieman’s interest in the phantom shares is fully vested. The proceeds of the phantom shares, less the initial value of $1,500,000, are to be paid in cash to Mr. Nieman at age 65 if retired, or within 60 days in the event of his death or permanent disability. If Mr. Nieman is terminated other than for cause, the value of the phantom shares, less the initial value of $1,500,000, is to be paid in cash following such termination. If Mr. Nieman resigns or is terminated for cause, the value of the phantom shares, less the initial value of $1,500,000, is to be paid in cash in five equal annual installments the first of which would be paid 30 days after the effective date of the termination or resignation. If there is a change in control of APSL, other than a transaction between the Company and any of its affiliates or subsidiaries, Mr. Nieman will have the right to receive the proceeds immediately. In the event of a sale or merger of the Company, for each share of phantom stock held, Mr. Nieman will be paid the aggregate value of the phantom shares based on the per share value used in the sale or the merger, less the initial account value of $1,500,000;

•	If APSL terminates Mr. Nieman other than for “cause,” he is entitled to receive 12 months of compensation, less all applicable and usual deductions.

•

If Mr. Nieman terminates his employment with APSL, APSL will have no further obligations to Mr. Nieman including, the payment of annual compensation, benefits or any other sums other than as described in the paragraph above. However, Mr. Nieman shall be entitled to sums pursuant to the terms of any plans under which he was receiving any benefits, or as otherwise provided by law, and the value of his phantom shares (less the initial account value of $1,500,000). The proceeds of any phantom shares will be paid to him in five equal annual installments, the first of which would be paid 30 days after the effective date of the termination;

•

If Mr. Nieman terminates his employment because APSL materially diminishes his duties as President and Chief Executive Officer of APSL or significantly reduces his annual compensation or benefits, Mr. Nieman would be entitled to all rights and benefits under the terms of this Employment Agreement as if he were terminated other than for “cause”; and

•

If Mr. Nieman terminates his employment with APSL under circumstances other than those where APSL has materially diminished his duties, during the 24-month time period immediately following such termination, Mr. Nieman may not work in the State of Illinois in a managerial or executive capacity for any insurance business that is or could be a competitor of APSL. In addition, during that same 24-month time period, Mr. Nieman may not solicit any then-current employees of APSL to work for any insurance business by which he is then employed or in which he otherwise holds an ownership interest.

Nonbinding Advisory Vote on Executive Compensation

At the 2016 Annual General Meeting, approximately 94% of our shareholders, represented in person or by proxy, voted in favor of the resolution to approve the Company’s executive compensation, on an advisory basis, and recommended that the Company hold its nonbinding advisory vote on executive compensation on a triennial basis. In accordance with the recommendations of our shareholders at the 2016 Annual General Meeting, we will hold a nonbinding advisory vote on executive compensation every three years. The next nonbinding advisory vote on executive compensation will be held at the 2019 Annual General Meeting. We will also hold a nonbinding advisory vote on the frequency of the advisory vote on executive compensation every six years as required under Regulation 14A of the Exchange Act, with the next vote on the frequency of the advisory vote on executive compensation to be held at the 2019 Annual General Meeting.

ITEM 2—APPOINTMENT OF AUDITOR

Subject to your ratification, the Audit Committee of our Board of Directors has selected the accounting firm of Deloitte Ltd. to serve as our independent auditor for 2017. Deloitte Ltd. has been our independent auditor since 1999.

Audit Fees and Non-Audit Fees

The following table summarizes the fees billed to us by Deloitte Ltd. for audit and other services for the periods indicated.

	2016	2015
Audit Fees(1)	$161,000	$156,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$161,000	$156,000

(1)	Audit fees for 2016 and 2015 consist of professional services rendered for the annual audit of our financial statements and the review of financial statements included in our quarterly reports.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent auditor on a case-by-case basis. In making such determinations, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

Representatives of Deloitte Ltd. are not expected to attend the Annual General Meeting. However, they will be available telephonically to respond to appropriate questions.

The Board recommends that you vote “FOR” ratification of the appointment of

Deloitte Ltd. as our independent auditor for the current fiscal year.

OTHER MATTERS

Annual Report to Shareholders

We have mailed this proxy statement to each shareholder entitled to vote at the Annual General Meeting. A copy of our 2016 annual report accompanies this proxy statement. Included in the 2016 annual report are our consolidated financial statements for the fiscal year ended December 31, 2016. You may obtain, at no charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, by contacting the Shareholder Services Division in writing at 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda; by phone at (441) 295-6015; or via the Internet at www.amerinst.bm/proxyStatements.html. As required by Section 84 of the Bermuda Companies Act, our consolidated financial statements, including the auditor’s report, will be presented at the Annual General Meeting, but no shareholder action will be required concerning those financial statements.

Solicitation of Proxies

We will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of your proxy. We have engaged Broadridge Financial Solutions, Inc. to assist us in the tabulation of proxies, for which we will pay a fee of approximately $2,000. Our directors, officers and employees and Citadel Management Bermuda Limited, our management company, none of whom will receive any additional compensation for soliciting, may solicit your proxy by telephone or other means of communication. We will reimburse brokers and other nominees for costs they incur mailing proxy materials.

Shareholder Proposals for the 2018 Annual General Meeting

Shareholder proposals that are to be included in the Proxy Statement for the 2018 Annual General Meeting must be received by December 26, 2017. Shareholder proposals for the 2018 Annual General Meeting that are not intended to be included in the Proxy Statement for that meeting must be received by March 11, 2018, or the Board of Directors can vote the proxies in its discretion on the proposal. Proposals must comply with the proxy rules and be submitted in writing to AmerInst Insurance Group, Ltd., c/o Citadel Management Bermuda Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda, attention: Corporate Secretary.

Director Nominations

Shareholders entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee for election at the 2018 Annual General Meeting by timely submitting the name and qualifications of the candidate to our Governance and Nominating Committee. To be considered timely, recommendations must be received no earlier than 180 days and no later than 120 days prior to April 26, 2018, the first anniversary of this year’s Notice of Annual General Meeting date. In other words, recommendations must be received no earlier than October 28, 2017, and no later than December 27, 2017. Recommendations must be submitted in writing to AmerInst Insurance Group, Ltd., c/o Citadel Management Bermuda Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda, attention: Corporate Secretary. Recommendations meeting these requirements will be brought to the attention of our Governance and Nominating Committee. Candidates recommended by shareholders are afforded the same consideration as candidates identified by our directors, executive officers, or search firms, if any, employed by us.

By order of the Board of Directors

IRVIN F. DIAMOND

Chairman of the Board

AmerInst Insurance Group, Ltd.

    AMERINST INSURANCE GROUP, LTD.

    PO BOX HM 1601

    HAMILTON, HM GX, BERMUDA

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
The Board of Directors recommends you vote FOR the following director nominee(s):
		☐	☐	☐
1.	Election of Director(s)

Nominees

01	Irvin F. Diamond 02 Jeffry I. Gillman 03 David R. Klunk

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

2.	To ratify the appointment of Deloitte Ltd. as our independent auditor for fiscal year 2017.						☐	☐	☐

NOTE: This proxy will be voted as directed, but if no directions are given on the proxy the shares represented by the proxy will be voted “FOR” proposals 1 and 2 and as determined by the proxies on any matter which may properly be brought at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Supplement is/are available at www.proxyvote.com

REVOCABLE PROXY

AMERINST INSURANCE GROUP, LTD.

This proxy is solicited on behalf of the Board of Directors

for the Annual General Meeting to be held on June 1, 2017.

Irvin F. Diamond and Jerome A. Harris, or either of them, are designated as proxies, with full power of substitution, to vote all the Common Shares of AmerInst Insurance Group, Ltd. (the “Company”) which the undersigned may be entitled to vote at the Annual General Meeting to be held on June 1, 2017, or at any adjournment thereof, as specified on the reverse side of this card.

The Company’s directors recommend a vote FOR the election of the director nominee(s) listed and a vote FOR the appointment of Deloitte Ltd. as the Company’s independent auditors. The proxies shall vote as specified, but if no choice is specified the proxies shall vote in accordance with the recommendations of the Company’s directors. If other business is presented at the Annual General Meeting, this proxy shall be voted in accordance with the judgment of the proxies on those matters.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY IN THE POSTAGE-PAID ENVELOPE

Continued and to be signed on reverse side